Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-266060, No. 333-274575 and No. 333-282426) and Form F-3 (No. 333-271549, No. 333-272125 and No. 333-284521) of Belite Bio, Inc of our report dated March 17, 2025, with respect to our audits of the consolidated financial statements of Belite Bio, Inc as of December 31, 2023 and 2024, and for each of the years in the three-year period ended December 31, 2024, which is included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

March 17, 2025